Exhibit 10.53

AMENDMENT THREE

TO THE

TORCHMARK CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to Section 9.1 of the Torchmark Corporation Supplemental Executive Retirement Plan as established effective January 1, 2007 (the “Plan”), Torchmark Corporation (the “Company”) hereby amends the Plan, effective September 1, 2008, as follows:

1.	New Section 2.29 is added to the Plan and shall read as follows:

2.29 Separation from Service shall mean the date on which a Participant dies, retires, or otherwise has a termination of employment. Termination of employment means the Participant and the Employer reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date would permanently decrease to no more than 33 percent of the average level of bona fide services performed over the immediately preceding 36-month period.

2.	Section 4.2(a) is replaced in its entirety and shall read as follows:

(a) Determine the annual benefit which would be payable to the Participant as a Single Life Annuity under Article III (but not including Sections 3.1.5 and 3.4 thereof) of the Pension Plan at the Participant’s Normal Retirement Date (or Deferred Retirement Date if the Participant is retiring after his Normal Retirement Date) without applying the Annual Compensation Limit and the Section 415 Limit, provided, however, that a Participant’s Final Average Compensation, for purposes of this calculation, will be limited to $1,000,000. The calculation made pursuant to this subsection (a) shall be made pursuant to said Article III (but not including Sections 3.1.5 and 3.4 thereof) for each Participant notwithstanding that the Participant may have his qualified retirement benefit determined under a different formula within the Pension Plan or a different qualified retirement plan. For purposes of this calculation, each Participant’s Compensation shall be the Participant’s Compensation as defined in Article I of the Pension Plan, except that elective contributions under the Torchmark Corporation Restated Deferred Compensation Plan shall be included in the Participant’s Compensation.

3.	Section 4.5 is replaced in its entirety and shall read as follows:

4.5 Modifications to Election. A Participant’s election of an optional form of benefit, or failure to elect an optional form upon initial eligibility shall not be subject to later change or modification except in accordance with the following:

(a) If the Participant elected a Joint and Contingent Survivor Annuity and subsequent to such election, but prior to benefit commencement, the Participant’s Contingent Joint Annuitant shall die or the Participant and Contingent Joint Annuitant shall be divorced, then, at any time prior to the benefit commencement, the Participant shall have the right to designate a new Contingent Joint Annuitant or to change his optional form to a Single Life Annuity or a 10 or 20 Year Certain and Life Income Annuity. Absent an affirmative change by the Participant, the Participant’s benefit shall revert to a Single Life Annuity.

(b) If the Participant elected a Single Life Annuity, and subsequent to such election, but prior to benefit commencement, the Participant shall marry or remarry, then, at any time prior to benefit commencement, the Participant shall have the right to change his election to a Joint and Contingent Survivor Annuity or a 10 or 20 Year Certain and Life Income Annuity, but only if the Contingent Joint Annuitant of such optional form of benefit is the Participant’s new spouse.

(c) The foregoing provisions of this Section 4.5 shall not apply to the extent the benefits have been awarded to a former Spouse in a qualified domestic relations order pursuant to Section 11.2 of the Plan.

4.	New Section 4.6 is added to the Plan and shall read as follows:

4.6 Subsequent Elections. Section 4.5 notwithstanding, a Participant is permitted to make a subsequent deferral election to delay the time of payment or to change the form of payment, but only if the following conditions are met:

(a) Such election shall not take effect until at least 12 months after the date on which such election is made.

(b) In case of an election related to a payment on account of separation from service (but not on account of death or disability), such election shall defer payment for a period of not less than 5 years from the date such payment would otherwise have been paid (which is the case of an annuity is 5 years from the date the first amount was scheduled to be paid).

5.	New Section 4.7 is added to the Plan and shall read as follows:

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4.7 2008 Transition Elections. A Participant who is not a Dual Eligible Participant may make a new election as to the form of payment of benefits, provided such election is made no later than December 31, 2008 and in accordance into such procedures as may be established by the Administrative Committee for this purpose.

6.	Section 11.2 of the Plan is replaced in its entirety and shall read as follows:

11.2 No Assignment of Benefit. No benefit under the Plan, nor any other interest hereunder of any Participant, beneficiary or contingent annuitant, shall be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, communication, anticipation, garnishment, attachment, execution, or levy of any kind, and the Administrative Committee shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute or anticipate the same, except to the extent required by law. The provisions of this Section 11.2 shall not apply to payments made pursuant to a qualified domestic relations order as defined in Code § 414(p), subject to the following limitations: (i) only a former Spouse of a Participant may qualify as an alternate payee, (ii) the benefit awarded to the former Spouse must be a “separate interest” benefit, (iii) payments to the former Spouse must commence on the date benefits commence to the Participant, and (iv) the former Spouse may be awarded or elect any form of benefit available to Participants other than a form providing a survivor benefit. The Committee shall establish procedures for determining the qualified status of a domestic relations order and for making payments pursuant thereto. To the extent provided in a qualified domestic relations order, a former spouse of a Participant shall be treated as his Spouse or surviving Spouse under the Plan.

Done this the 30th day of October, 2008.

TORCHMARK CORPORATION

By:
Its:

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